Exhibit 16.1

October 17, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 17, 2014 for ESP Resources, Inc. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Very truly yours,

/s/ MaloneBailey, LLP
MaloneBailey, LLP